EXHIBIT 21—SUBSIDIARIES OF THE REGISTRANT
Capitol Bancorp Ltd.
December 31, 2003

State or Other
Jurisdiction
Name of Subsidiary	of Incorporation
Consolidated Subsidiaries:

Ann Arbor Commerce Bank	Michigan
Brighton Commerce Bank	Michigan
Capitol National Bank	United States (national bank)
Detroit Commerce Bank	Michigan
Elkhart Community Bank	Indiana
Goshen Community Bank	Indiana
Grand Haven Bank	Michigan
Kent Commerce Bank	Michigan
Macomb Community Bank	Michigan
Muskegon Commerce Bank	Michigan
Oakland Commerce Bank	Michigan
Paragon Bank & Trust	Michigan
Portage Commerce Bank	Michigan

Arrowhead Community Bank	Arizona
Bank of Las Vegas (51% owned)	Nevada
Bank of Tucson	Arizona
Black Mountain Community Bank	Nevada
Camelback Community Bank	Arizona
Desert Community Bank	Nevada
East Valley Community Bank	Arizona
Mesa Bank	Arizona
Red Rock Community Bank	Nevada
Southern Arizona Community Bank	Arizona
Sunrise Bank of Albuquerque	New Mexico
Sunrise Bank of Arizona	Arizona
Sunrise Bank of San Diego (64% owned)	California
Valley First Community Bank	Arizona
Yuma Community Bank	Arizona

First California Northern Bancorp (51% owned):	California
Napa Community Bank
(51% owned by First California Northern Bancorp)	California

First California Southern Bancorp (51% owned):	California
Bank of Escondido
(51% owned by First California Southern Bancorp)	California

EXHIBIT 21—SUBSIDIARIES OF THE REGISTRANT — continued:
Capitol Bancorp Ltd.
December 31, 2003

State or Other
Jurisdiction
Name of Subsidiary	of Incorporation
Consolidated Subsidiaries — continued:

Capitol Trust I	Delaware
Capitol Trust II	Delaware
Capitol Statutory Trust III	Connecticut
Capitol Trust IV	Delaware
Capitol Trust VI	Delaware
Capitol Trust VII	Delaware
Capitol Statutory Trust VIII	Connecticut

Capitol Development Bancorp Limited I	Michigan

Capitol Capital, LLC	Michigan

Unconsolidated Subsidiary:

Amera Mortgage Corporation, Inc.	Michigan
(less than 50% owned equity method investee)

Inactive subsidiaries:

MOI, Inc.	Michigan
(wholly-owned subsidiary of
Oakland Commerce Bank)

Financial Center Corporation	Michigan

C.B. Services, Inc.	Michigan

The following summarizes regulatory agencies of the registrant and its subsidiaries:

The Corporation’s state-chartered banks located in Michigan are regulated by the Office of Financial and Insurance Services, Department of Consumer & Industry Services of the State of Michigan. Capitol National Bank, as a national bank, is regulated by the Office of the Comptroller of the Currency. Bank subsidiaries located in the states of Arizona, Nevada, New Mexico, Indiana and California are state-chartered and are regulated by banking agencies of each of those states. Each of the banking subsidiaries which are not members of the Federal Reserve System, as federally-insured depository institutions, are also regulated by the Federal Deposit Insurance Corporation. Elkhart Community Bank and Goshen Community Bank are members of the Federal Reserve System and, accordingly, are regulated by the Federal Reserve Board. As a bank holding company, Capitol Bancorp Ltd. is regulated by the Federal Reserve Board, which also regulates its nonbanking subsidiaries. First California Northern Bancorp and First California Southern Bancorp are also regulated by the Federal Reserve Board. In addition to the bank regulatory agencies, the registrant and its subsidiaries are subject to regulation by other state and federal agencies.